EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Korea Electric Power Corporation (“KEPCO”) on Form F-3 (No. 33-99550 and No. 333-9180) of our report dated May 21, 2004, appearing in the Annual Report on Form 20-F of KEPCO for the year ended December 31, 2005 and to the reference to us under the heading “Selected Financial Data”.

/s/ Deloitte Anjin LLC

Seoul, Korea

June 27, 2006

E-6